UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant To §240.14a-12
ARROWHEAD PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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SUPPLEMENT TO
2024 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on Thursday, March 14, 2024
    The following information supplements the 2024 Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) of Arrowhead Pharmaceuticals Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) on January 26, 2024 and subsequently made available to the Company’s stockholders in connection with the solicitation of proxies by our Board of Directors for use at our 2024 Annual Meeting of Stockholders, scheduled for March 14, 2024 at 10:00 a.m., Pacific Time (the “Annual Meeting”). These supplemental proxy materials, which are being filed with the SEC on February 27, 2024, should be read in conjunction with the Proxy Statement.
    We are providing these supplemental proxy materials in order to provide the Company’s perspective on and important context for the feedback provided by proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”). ISS and Glass Lewis are recommending a vote against the election of one of our directors, Dr. Douglass Given. For the reasons discussed below, which include updates to our Board structure, as well as the more detailed information provided in the Proxy Statement, we recommend stockholders vote FOR the election of Dr. Given.
    Proposal 1 – Election of Directors; Board Structure Changes
    ISS and Glass Lewis are recommending that stockholders vote against the election of our Chairperson, Dr. Douglass Given, due (in whole or in part) to their classification of Dr. Given as a non-independent director and his service on our Nomination Committee and Compensation Committee. Dr. Douglass Given’s brother, Dr. Bruce Given, retired as an executive officer of the Company on May 1, 2020; as disclosed on page 61 of the Proxy Statement, Dr. Bruce Given currently serves in a non-executive, interim role as the Company’s Chief Medical Scientist. The disinterested members of our Board considered this information and determined that Dr. Douglass Given is an independent director under Nasdaq rules, which use a three-year lookback period for assessing former service of a family member as an executive officer of the Company. ISS and Glass Lewis, however, use a five-year lookback period for independence determinations. Although we respectfully disagree with the approach taken by ISS and Glass Lewis for determining director independence, to avoid even the appearance of a conflict, the Nomination Committee (with the consent of Dr. Douglass Given) has removed Dr. Douglass Given from the Nomination Committee and the Compensation Committee. In addition, the Nomination Committee appointed Dr. Michael Perry, an independent director, as the Lead Director of the Board and as a member of the Compensation Committee.